EXHIBIT 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, April 29, 2009

STAR BUFFET, INC. FILES FORM 10-K FOR FY 2009

SCOTTSDALE, AZ – April 29, 2009 – Star Buffet, Inc. (NASDAQ: STRZ) today filed a Form 10-K with the Securities and Exchange Commission for its fiscal year ending January 26, 2009.  Following are the highlights:

Star Buffet, Inc. had revenues of $97.8 million and net income of $943,000, or $0.29 per share on a diluted basis, for the fifty-two weeks ended January 26, 2009.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of April 29, 2009, Star Buffet, through five independently capitalized subsidiaries, operates 19 Barnhill’s Buffet restaurants, 11 franchised HomeTown Buffets, six JB’s restaurants, four 4B’s restaurants, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Western Sizzlin restaurants, two Whistle Junction restaurants,  two Holiday House restaurants, two JJ North’s Grand Buffets, two Casa Bonita Mexican theme restaurants, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.